EXHIBIT 10.1

                        CONFIDENTIAL TREATMENT REQUESTED

               Confidential Portions Of This Agreement Which Have
               Been Redacted Are Marked With Brackets [***]. The
                Omitted Material Has Been Filed Separately With
                    The Securities And Exchange Commission.


                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated July 27, 2001, between FIRST HORIZON PHARMACEUTICAL CORPORATION ("Purchaser"), a Delaware corporation having an office at 660 Hembree Parkway, Suite 106, Roswell, Georgia 30076, and SANOFI-SYNTHELABO INC. ("Seller"), a Delaware corporation having an office at 90 Park Avenue, New York, New York 10016.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Seller (a) is or has been the distributor and seller of certain prescription prenatal multivitamin and mineral products bearing the tradenames "PRENATE ADVANCE", "PRENATE 90", and "PRENATE ULTRA", and (b) has developed for distribution and sale a certain gelatin enrobed prescription prenatal multivitamin and mineral product bearing the tradename "PRENATE GT" (collectively, the "PRENATE Products"); and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Seller's right, title and interest in and to the Prenate Products in the United States (the "PRENATE Business"), upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS
                          AND ASSUMPTION OF LIABILITIES

     Section 1.1 Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, at the Closing (as defined in Section 3.1), all of Seller's right, title and interest in and to the assets, rights and property used exclusively or primarily in or held for use by Seller exclusively or primarily in the operation of the PRENATE Business including, without limitation, the following:

          (a) Seller's inventory, including the Sample Inventory (as defined in Section 2.2(b)) in existence at the Closing Date (as defined in Section 3.1) of finished goods for sale or use primarily in the operation of the PRENATE Business (the "Inventory", which term shall not include Sample Inventory);

          (b) Seller's inventory in existence at the Closing Date of promotional materials, including Sample Inventory and medical education materials associated with the PRENATE Business;

          (c) customer lists of the PRENATE Business;

          (d) all intellectual property rights owned or otherwise used by Seller primarily in connection with the PRENATE Business including: (i) registered or

                                        [***] - Confidential Treatment Requested

unregistered trademarks, service marks, logos, trade dress, trade names and internet domain names (collectively, the "Trademarks") including those set forth on Schedule 1.1(e) annexed hereto, (ii) all trade secrets, inventions, know-how, processes, product specifications, designs, copyrights and formulae, whether patentable or unpatentable, and (iii) all Trademark applications;

          (e) (A) all right, title and interest in and under all contracts, agreements, open sales orders, enforceable arrangements and other commitments of Seller related to the PRENATE Business, including those set forth on Schedule 1.1(e)-1 annexed hereto and (B) all rights related to the PRENATE Business in and under the Multiproduct Contracts, including those set forth on Schedule 1.1(e)-2 annexed hereto. All contracts referred to under A and B of this Section 1.1(e) shall hereinafter be collectively referred to as the "Assigned
Contracts". "Multiproduct Contracts" shall mean those Assigned Contracts containing rights or obligations relating to both (i) products which form a part of the PRENATE Business and (ii) products which are not associated with the PRENATE Business;

          (f) Seller's licenses, consents, permits, variances, certifications and approvals (including, without limitation, any Food and Drug Administration ("FDA") clearances or approvals) of governmental agencies used or held for use primarily in connection with the PRENATE Business (collectively, the "Licenses");

          (g) all prepaid expenses and deposits relating to the PRENATE Business under the Assigned Contracts;

          (h) all benefits, rights or choses in action including rights of recoveries under, warranties or guaranties relating primarily to the PRENATE Business;

          (i) all of Seller's books, records (including, without limitation computer records), files and other materials (including, without limitation, research and development data, and marketing research and reports) relating primarily to the PRENATE Business; and

          (j) all goodwill of the PRENATE Business.

     The assets, rights and property of the PRENATE Business to be acquired by Purchaser pursuant to this Agreement are hereinafter collectively referred to as the "Acquired Assets."

     Section 1.2 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include any of the following:

          (a) all cash and cash equivalents relating to the PRENATE Business, including but not limited to, Patheon's obligation to rebate to Seller $[***] pursuant to the settlement letter agreement dated May 2, 2001;

          (b)  all  accounts  and  notes  receivable  relating  to  the  PRENATE
Business;

          (c) the rights to any of Seller's claims for any federal, state, local or foreign tax refunds;

          (d) all insurance policies of Seller pertaining to the PRENATE Business and all rights of Seller under or arising out of such insurance policies; and

          (e) Seller's componentry inventory in existence at the Closing Date, which is used at the St. Louis Facility, including, but not limited to, wrapping and packaging materials primarily used in the operation of the PRENATE Business and Work in Process ("WIP") which is in existence as of the Closing Date. WIP shall mean all Prenate Product tablets which are not in finished, packaged form.

     Section 1.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume at the Closing and pay, perform and discharge promptly when due, and hold Seller harmless from, all liabilities and obligations of Seller accruing from and after the Closing, including the following:

          (a) the contracts (the "Assumed Contracts") identified in Schedule 1.3(a) in respect of any period after the Closing Date; and

          (b)  any  liabilities   (including,   but  not  limited  to,  any  tax
liabilities relating to the PRENATE Business) and obligations relating to the PRENATE Business from and after the Closing Date.

     The liabilities and obligations to be assumed by Purchaser under this Section are hereinafter referred to as the "Assumed Liabilities." Except for the Assumed Liabilities, Purchaser shall not assume, nor shall it be liable for, any liability, debt, obligation, claim against or contract of Seller of any kind or nature whatsoever, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, whether related to PRENATE Business or the Acquired Assets, and whether or not recorded on the books and records of Seller. In particular, but without limiting the foregoing, Purchaser shall not be responsible for the payment of (i) any expenses or liabilities for or to any employees of Seller including, without limitation, any compensation, severance, vacation or termination pay, (ii) any liability or obligation of Seller for any taxes, assessments, charges, fees and impositions by any governmental authority including, without limitation, any taxes, assessments, charges, fees or impositions assessed as a result of the sale and purchase of the Acquired Assets or any of the other transactions contemplated by this Agreement for any taxable period ending on or before the Closing Date, (iii) any liability or obligation under any laws relating to hazardous substances or laws regulating the environment arising on or before the Closing Date, and (iv) any other liabilities or obligations with respect to any claim or cause of action, regardless of when made or asserted, which arise out of or in connection with the business and operations of Seller or the Acquired Assets prior to the Closing Date including, without limitation, payments due third parties for any Acquired Assets, open purchase orders for Inventory (except as may be otherwise set forth in this agreement), and any product liability or claims for injury to person or property relating to the manufacture of Prenate Products by or on behalf of the Seller on or prior to the Closing Date. The liabilities and obligations not to be assumed by Purchaser are herein after referred to as the "Retained Liabilities."

                                        [***] - Confidential Treatment Requested

                                   ARTICLE II
                           PURCHASE PRICE; ADJUSTMENTS

     Section 2.1 Purchase Price. (a) Subject to the terms and conditions of this Agreement, the purchase price to be paid by Purchaser to Seller for the Acquired Assets (other than the Inventory) (the "Purchase Price") shall be the sum of $52,500,000.

          (b)(i) Purchaser shall be entitled to a post-closing adjustment to the Purchase Price for the excess (the "Excess Inventory") above a half-month supply of Inventory in the Trade. As used herein, the term "Inventory in the Trade" means the difference between (i) Inventory on hand at the end of the month (the "Closing Month") in which Closing occurs (the "Month-End Inventory") and (ii) the amount of Inventory sold by Purchaser in the Closing Month. To calculate the amount of the Excess Inventory, the parties agree to use the withdrawal rate reported in the IMS Pipeline Report for the Closing Month to determine what represents a full month supply of Inventory, and to use the amount of Inventory reported in such Report as on-hand at wholesale for the end of the Closing Month to determine the Month-End Inventory. The dollar amount of adjustment shall equal the product of the amount of the Excess Inventory multiplied by $[***] per tablet. Upon receipt of the IMS Pipeline Report for the Closing Month, Purchaser shall provide to Seller a copy of such Report together with Purchaser's calculation of the amount of the adjustment, if any, due under this subsection. Any amounts payable by Seller to Purchaser under this subsection shall be payable not later than five (5) business days after the receipt by Seller of Purchaser's calculation of such amount, together with interest thereon from the Closing Date to the date of payment at the rate of five percent (5%) per annum, payable in the manner provided in Section 2.5 below.

          (ii) If Seller launches the Prenate GT, Purchaser shall also be entitled to a post-closing adjustment to the Purchase Price which shall be calculated as the product of (i) [***]of the Prenate GT in the trade at the Closing Date (which shall be agreed by the Purchaser and Seller) times (ii)[***] of the Wholesale Acquisition Cost ("WAC") of Prenate GT. Any amounts payable by Seller to Purchaser under this subsection shall be payable not later than five
(5) business days after the receipt by Seller of Purchaser's calculation of such amount, together with interest thereon from the Closing Date to the date of payment at the rate of five percent (5%) per annum, payable in the manner provided in Section 2.5 below.

          (c) As an increase to the Purchase Price, Purchaser shall reimburse Seller for the lesser of (i) $100,000.00 or (ii) half of Seller's actual cost of trades dress componentry printed with Seller's NDC number at the later of (A) such time that Purchaser has received both PRENATE Advance and PRENATE GT containing Purchaser's NDC number at its designated warehouse or (B) in no event later than nine (9) months after Closing Date.

     Upon the first of subsection (A) or (B) above to occur, Purchaser shall notify Seller of such event. Seller shall provide, within 10 business days of the receipt of this notice, a calculation of 50% of the actual cost of the trade dress componentry with Seller's NDC number. Purchaser shall, within five (5) business days after the receipt by Purchaser of Seller's calculation of such amount, reimburse Seller for the lesser of the amount of the calculation or $100,000.00, together with interest thereon from the Closing Date to the date of the payment at the rate of five percent (5%) per annum payable in the manner provided in 2.5 below.

     Section 2.2 Inventory Purchase Price. (a) The purchase price to be paid by Purchaser to Seller for the Inventory (the "Inventory Purchase Price") shall be for each category of Inventory the per unit price as set forth in Schedule 2.2 and as defined therein, subject to adjustment as provided in Section 2.3 below. Not less than three (3) business days prior to the Closing Date, Seller shall deliver to Purchaser a certificate ("Seller's Certificate") setting forth the estimated Inventory Purchase Price, together with the calculations made by Seller in determining the estimated Inventory Purchase Price. At the Closing, Purchaser shall deliver to Seller, in the manner provided in Section 2.5 below, the estimated Inventory Purchase Price set forth in Seller's Certificate.

          (b) In addition to the Inventory Purchase Price, Purchaser shall pay to Seller an amount equal to the Unit Inventory Price as set forth in Schedule
2.2 for each unit of Sample Inventory (as defined below) requested by and transferred to Purchaser. As used herein, the term "Sample Inventory" means finished PRENATE Advance and Prenate GT which has been fully paid for by Seller, is delivered to Purchaser as soon as practicable (and in any event within ninety
(90) days) after the Closing Date, is of a quality useable in the ordinary course of business, has an expiration date of not less than twelve (12) months after the date of delivery to Purchaser, meets the Specifications (as defined in Section 6.6 below) and is packaged in compliance with all applicable laws for the distribution and use of sample products. Purchaser shall pay to Seller the applicable Purchase Price for the Sample Inventory no later than thirty (30) business days after delivery of the Sample Inventory to Purchaser in the manner set forth in Section 2.5 below.

     Section 2.3 Other Post-Closing Adjustments.

          (a) As soon as practicable after delivery by Seller to Purchaser of the Inventory, but in no event later than two (2) business days after the Closing Date, Seller shall deliver to Purchaser a statement of actual Inventory Purchase Price which is the product of the volume of units multiplied by the applicable Unit Inventory Price (the "Actual Inventory Purchase Price"), together with an officer's certificate stating that the Actual Inventory Purchase Price was calculated in accordance with this Agreement based on a physical count. In the event that Purchaser disputes the calculation of the Actual Inventory Purchase Price, Purchaser shall deliver to Seller, within seven
(7) business days of Purchaser's receipt of the Inventory at Purchaser's office, a certificate ("Purchaser's Certificate") setting forth its calculation as to the amount by which the Inventory Purchase Price should be adjusted, together with appropriate supporting information and calculations.

          (b) Upon receipt of Purchaser's Certificate, Seller and Purchaser shall use their respective best efforts to agree on the calculation of the Inventory Purchase Price. In the event that Seller and Purchaser shall agree on such calculation, the Inventory Purchase Price shall be adjusted upward or downward, as the case may be, and the party owing any amount as a result of such adjustment shall promptly remit the same, in the manner provided in Section 2.5 below, to the other party. If within thirty (30) days after receipt by Seller of Purchaser's Certificate, the parties have been unable to agree on the calculation of the Inventory Purchase Price the dispute shall be submitted for final settlement to a mutually acceptable independent accounting firm of international reputation (the "Independent Accounting Firm"), which shall, within 20 business days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated to Purchaser in the same proportion as the aggregate dollar amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by Purchaser (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of all such remaining disputed items so submitted, and the balance shall be paid by Seller. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (c) The Actual Inventory Purchase Price set forth in Seller's statement delivered to Purchaser under Section 2.3(a) above shall be deemed final upon the earlier of (i) the failure of Purchaser to notify Seller of a dispute within seven (7) business days after the later of Seller's delivery to Purchaser of the statement containing the Actual Inventory Purchase Price or Purchaser's receipt of the Inventory at Purchaser's office, or (ii) the resolution of all disputes pursuant to Section 2.3(b) above.

          (d) Any amounts payable by Seller or Purchaser to the other as an adjustment to the Inventory Purchase Price or in respect of costs shall be payable, in the manner provided in Section 2.5 below, no later than five (5) business days after the finalization of the Actual Inventory Purchase Price. All payments made as adjustments to the Inventory Purchase Price shall be made together with interest thereon from the Closing Date to the date of payment at the rate of five percent (5%) per annum.

          (e) Purchaser shall provide Seller, and Seller shall provide Purchaser, with full access to the books, records, facilities and employees relating to the Inventory, and the parties shall cooperate with each other to the extent necessary in order for Seller to prepare, and for Purchaser to review, the statement containing the Actual Inventory Purchase Price.

     Section 2.4 Allocation of Price. The Purchase Price and the Inventory Purchase Price shall be allocated for federal income tax purposes among the Acquired Assets, in a manner prepared by Seller and consented to by Purchaser, which consent shall not be unreasonably withheld. As soon as practicable following the final determination of the Inventory Purchase Price, Seller and Purchaser will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Internal Revenue Code of 1986, as amended.

     Section 2.5 Payment. The Purchase Price and the estimated Inventory Purchase Price shall be paid at the Closing by the delivery by Purchaser to Seller of a certified or bank cashier's check payable to Seller, or the wire transfer pursuant to Seller's instructions (delivered to Purchaser not later than two (2) business days prior to the Closing Date) of funds, in an amount equal to the Purchase Price and the Inventory Purchase Price. Any additional payment required by virtue of any adjustment pursuant to Sections 2.1 or 2.3 above shall be made by certified or bank cashier's check payable to the appropriate party or by wire transfer in accordance with the payee's instructions.

                                   ARTICLE III
                                     CLOSING

     Section 3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in New York, New York at 10:00 a.m., local time, on or before the third business day following satisfaction or waiver of all of the conditions to each party's obligations under this Agreement other than such conditions to be satisfied at Closing (such date, or the date to which the Closing may be postponed as provided in this Agreement, being referred to herein as the "Closing Date").

     Section 3.2 Actions of Seller at the Closing. At the Closing, Seller shall deliver to Purchaser each of the following items: (a) such bills of sale and assignment instruments, including a Bill of Sale and an Assignment and
Assumption Agreement in the forms respectively set forth in Exhibits A and B annexed hereto, as shall be appropriate to carry out the intent of this Agreement and sufficient to sell, convey, transfer, assign and deliver to Purchaser all right, title and interest of Seller in and to the Acquired Assets, free and clear of all liens, charges and encumbrances; (b) such certificates, instruments, opinions and documents as are required to be delivered by Seller pursuant to the terms of this Agreement, including the St. Louis Packaging Agreement (as defined in Section 8.4 below) and the Noncompetition Agreement in the form set forth in Exhibit C annexed hereto and (c) such other instruments and documents (including, but not limited to, purchase price allocation and the Consents to the assignments of the Patheon Agreement and the Banner Agreement as defined below, if consent is required by the terms of these two agreements) as are contemplated by this Agreement or as counsel for Purchaser may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement. Seller will deliver or cause to be delivered to Purchaser at Closing all of the Acquired Assets except (i) Inventory shall be shipped by Seller to Purchaser's office F.O.B. Seller's warehouse within one business day after the Closing Date (ii) Sample Inventory shall be delivered to Seller as set forth in Section 2.2(b) above, (iii) managed care agreements and related managed care and Medicaid information shall be delivered as provided in the Memorandum of Understanding Regarding Transition Services (as defined in
Section 3.4 below),  and (iv) the Acquired Assets  described in subsections (b),
(c), (f) and (i) of Section 1.1 shall be delivered within seven (7) calendar days after the Closing Date.

     Section 3.3 Actions of Purchaser at the Closing. At the Closing, Purchaser shall deliver to Seller each of the following items: (a) the Purchase Price and the Inventory Purchase Price, in the manner and form provided for in Article II,
(b) such assumption instruments, including an Assignment and Assumption Agreement in the form of Exhibit B, as shall be appropriate to carry out the intent of this Agreement and sufficient to effect the assumption by Purchaser of the Assumed Liabilities; (c) such certificates, instruments, opinions and documents as are required to be delivered by Purchaser pursuant to the terms of this Agreement, including the St. Louis Packaging Agreement and the Memorandum of Understanding Regarding Transition Services as defined in Section 3.4 below; and (d) such other instruments and documents as are contemplated by this Agreement or as counsel for Seller may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement.

     Section 3.4 Post-Closing Cooperation. At any time and from time to time from and after the Closing, each of the parties hereto will, at the request of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents, and perform or cause to be performed such acts, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Acquired Assets or for the performance by Seller or Purchaser of any of their other respective obligations under this Agreement. The parties agree to comply with the terms and provisions of Exhibit D (the "Memorandum of Understanding Regarding Transition Services") to facilitate the transition of the PRENATE Business from Seller to Purchaser.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     Section 4.1 Organization, Good Standing, Corporate Power and Authority and Foreign Qualification of Seller. As of Closing, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign corporation and is in good standing, in each jurisdiction where the properties owned, leased or operated, or the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on its financial condition, results of operations, assets, property, liabilities or business. Seller has the corporate power and authority to enter into this Agreement and all other agreements or instruments executed and delivered by it pursuant to this Agreement and to perform the obligations required of it under this Agreement and any such other agreements or instruments.

     Section 4.2 Effective Agreement of Seller; No Conflicts. The execution and delivery by Seller of this Agreement and all other agreements or instruments executed and delivered by Seller at the Closing and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller, and this Agreement and any other agreements or instruments executed and delivered by Seller at the Closing, when executed and delivered by Seller, will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or By-Laws of Seller, as amended to date, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of Seller pursuant to, any contract, agreement, lease or commitment to which Seller is a party or by which Seller or any of its assets or property may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Seller or any of its assets, property or business.

     Section 4.3 Title to Acquired Assets. Seller has, and will have at the Closing, and Purchaser will acquire at the Closing, good and marketable title to all the Acquired Assets, which title will, as of the Closing (subject to the receipt of the consents referred to below in Section 4.4), be free and clear of all liens, charges or encumbrances (other than the Assumed Liabilities).

     Section 4.4 Consents. Except as set forth in Schedule 4.4 and except for the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), no consent, approval qualification, order or authorization of, or filing with any governmental authority, including any court, or other third party is required in connection with Seller's valid execution, delivery or performance of this Agreement or the consummation of any transaction contemplated hereby.

     Section 4.5 Litigation; Judgments. Except as set forth on Schedule 4.5, there is no action, proceeding or investigation pending or, to Seller's knowledge, threatened against or involving Seller relating to the Acquired Assets or the PRENATE Business, nor is there any action or proceeding pending or, to the knowledge of Seller threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or which might adversely affect the PRENATE Business or the Acquired Assets, or Seller's ability to consummate the transactions contemplated by this Agreement. Seller is not subject to any judgment, order or decree, or entered in or become subject to any lawsuit or proceeding relating to the Acquired Assets or the operation of the PRENATE Business, except as set forth in
Schedule 4.5.

     Section 4.6 Trademarks. Schedule 1.1(e) lists all of the Trademarks owned or used in connection with the PRENATE Business, other than the corporate names of Seller. There are no trademark registrations, trademark applications, common law trademark rights, service marks, logos, trade dress, tradenames and internet domain names which are material to the conduct of the PRENATE Business which are not set forth on Schedule 1.1(e) other than corporate names of Seller.

     In addition, Seller represents and warrants, as of the date hereof, that:

          (a) it is the owner of the trademark registrations, trademark applications and common law trademarks set forth on Schedule 1.1(e) together with the goodwill of the PRENATE Business symbolized thereby;

          (b) the trademark  registrations  and  applications  set forth on such
Schedule 1.1(e) are in good standing; and

          (c) no other firm, corporation, association, or person has a right to use any of the trademarks (to Seller's knowledge as to PRENATE GT) reflected on
Schedule 1.1(e).

     Section 4.7 Intellectual Property and Indemnification. All of the trade secrets, inventions, know-how, processes, product specifications, designs, copyrights, formulae and patents (collectively, the "Intellectual Property") which are used by Seller in the operation of the acquired PRENATE Business are
(i) owned by Seller (except with respect to the Softlet(TM) technology used by Banner Pharmacaps Inc. ("Banner") to gelatin enrobe tablets of PRENATE GT for Seller, which technology is owned by Banner), or (ii) to the knowledge of Seller, are part of the public domain. Seller has taken commercially reasonably efforts to protect the confidential nature of its trade secrets, inventions, know-how, processes, product specifications and designs to the extent necessary or appropriate in the context to protect its competitive position in the PRENATE Business, and any employees, agents or independent contractors who have contributed to or participated in the creation of any such intellectual properties are a party to "Work-For-Hire" agreements under which Seller or its transferee would be deemed to be the owner of such proprietary rights. A list of all copyright or patent issuances or applications included in the Intellectual Property is set forth on Schedule 4.7(a). Except as set forth in Schedule 4.7(b), to Seller's knowledge Seller's use of the Intellectual Property in the United States, and the Purchaser's continued use of the Intellectual Property in the United States following the Closing in the same manner as heretofore used by Seller, does not infringe on the rights of any person or entity.

     Seller hereby agrees to indemnify, defend and hold harmless Purchaser Indemnified Parties from, against and in respect of any Losses (as defined in Section 12.3 below) arising out of or relating to any claim of infringement of the matter disclosed on Schedule 4.7(b) as item 1.

     Section 4.8 Inventory. All Inventory complies with the Specifications and is, in the case of finished goods, of a quality saleable in the ordinary course of business and, in the case of Sample Inventory, is of a quality and quantity useable in the ordinary course of business. No purchase commitments of Seller are in excess of the normal, ordinary and usual requirements of its business, or made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the conduct of the Seller's business.

     Section 4.9 Financial Statements. Schedule 4.9 contains the statements of income as of and for each of the three (3) years ending December 31, 2000 and as of and for the six (6) months ending June 30, 2001 (collectively, the "Financial Statements") for the PRENATE Business, which are derived from the financial statements of the Seller, which financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods presented. The Financial Statements fairly present the financial condition of the PRENATE Business at the respective dates thereof and the results of operations for the periods.

     Section 4.10 Compliance with Laws. Except as disclosed on Schedule 4.10 attached hereto, Seller, to the best of its knowledge, is not in violation of, and has not violated, any applicable Federal, state, local, foreign or other law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (collectively, "Governmental Authority") relating to the PRENATE Business or the Acquired Assets, and Seller is not now charged with, and to the knowledge of Seller, Seller is not now under investigation with respect to any possible violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with the PRENATE Business or the Acquired Assets, and Seller has filed all reports required to be filed with any Governmental Authority.

     Section 4.11 Licenses and Permits. Seller holds and is in compliance with all materially important licenses. Schedule 4.11 includes all of the licenses necessary or required for the use or ownership of the Acquired Assets and the operation of the PRENATE Business. Seller has not received written notice of, nor does it have any knowledge of, any violations in respect of any such licenses. No proceeding is pending or, to the knowledge of Seller, is threatened, which seeks revocation or limitation of any such licenses. Schedule
4.11 includes the expiration or renewal date, as applicable, of such licenses.

     Section 4.12 Sufficiency of Assets. The Acquired Assets constitute all of the assets and rights primarily used by Seller in connection with the PRENATE Business for the twelve-month period prior to the Closing Date, subject only to additions and deletions in the ordinary course of business except for the Seller's personnel and working capital.

                                        [***] - Confidential Treatment Requested

     Section 4.13 Contracts and Leases.  Schedules 1.1(e)-1,  1.1(e)-2,  1.3(a),
4.4 and 4.13 sets forth a true and complete lists of all written or oral contracts, customer contracts, vendor and other agreements to which Seller is a party relating to the PRENATE Business (collectively, the "Contracts") except any contract, agreement or understanding involving an aggregate annual expenditure of less than $[***]. Prior to execution of this Agreement, Seller has provided to Purchaser true, correct and complete copies of the Contracts, including any and all amendments and waivers thereto. Except as disclosed on
Schedule 4.13-a, such Contracts are valid, legally binding and enforceable against the parties thereto subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither Seller nor, to the knowledge of Seller, any other party to any of the Contracts, is in breach of, or in default under, any of the Contracts, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by Seller or, to the knowledge of Seller, any other party to any of the Contracts. Except as specifically set forth on Schedule 4.4 attached hereto, the assignment of any of the Contracts to the Purchaser in accordance with this Agreement will not constitute a breach or violation of such Contract.

     Except as set forth in Schedule 4.13(b), no Contracts scheduled as required by this Section 4.13 contain obligations for expenditures in excess of the amounts set forth in said Contracts or, if not set forth in the Contracts, obligations in excess of $[***] per Contract.

     Section 4.14 Broker's Fees. Seller has not retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto, which would obligate the Purchaser to pay any such fees or commissions.

     Section 4.15 Absence of Material Changes. Since December 31, 2000, except as set forth on Schedule 4.15, there has not been any material adverse change in the financial condition of the PRENATE Business or the liabilities, assets, operations and results of operations of the PRENATE Business.

     Section 4.16 Principal Place of Business; Trade Names. The principal place of business for Seller is, and has been for the last five years, as set forth on
Schedule 4.16. Seller has not done business under any names other than its corporate name during such period except as set forth on Schedule 4.16. The locations at which Seller maintains Inventory are set forth on Schedule 4.16.

     Section 4.17 Discounts and Rebates. Schedule 4.17 sets forth all discounts and rebates granted to wholesalers and chain customers provided with respect to the PRENATE Business for the twelve-month period ending on the date hereof.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     Section 5.1 Organization, Good Standing, Corporate Power and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to enter into this Agreement and all other agreements or instruments executed and delivered by it pursuant to this Agreement and to perform the obligations required of it under this Agreement and any such other agreements or instruments.

     Section 5.2 Effective Agreement of Purchaser. The execution and delivery by Purchaser of this Agreement and all other agreements or instruments executed and delivered by Purchaser at the Closing and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement and any other agreements or instruments executed and delivered by Purchaser at the Closing, when executed and delivered by Purchaser, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or By-Laws of Purchaser, as amended to date, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of Purchaser pursuant to, any contract, agreement, lease or commitment to which Purchaser is a party or by which Purchaser or any of its assets or property may be bound or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Purchaser or any of its assets, property or business.

     Section 5.3 Consents. Except for the notification requirements of the HSR Act, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority, including any court, or other third party is required in connection with Purchaser's valid execution, delivery or performance of this Agreement or the consummation of any transaction contemplated hereby.

     Section 5.4 Litigation. There are no actions, suits, proceedings or claims pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or its business which could prevent or interfere with the consummation of the transactions contemplated hereby.

     Section 5.5 Financing Commitment. Purchaser has or will have at the Closing sufficient funds to fulfill its obligations hereunder.

     Section 5.6 Brokers. Purchaser has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

                                   ARTICLE VI
                               COVENANTS OF SELLER

     Seller hereby covenants and agrees with Purchaser as follows:

     Section 6.1 Interim Operation of Business. From and after the date hereof until the Closing, Seller will operate the PRENATE Business only in the ordinary course and in substantially the same manner as it has heretofore operated such business (except as otherwise contemplated by this Agreement), and, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Purchaser):

          (a) institute any price change with respect to the sale of PRENATE Products or accept a price increase from any manufacturer or supplier;

          (b) authorize Seller's sales representatives to promote the PRENATE Products in any manner other than the ordinary course;

          (c) launch PRENATE GT; provided, if the Closing shall not have occurred by October 31, 2001 (through no fault or delay by Seller), Seller may launch the PRENATE GT line after October 31, 2001;

          (d) materially amend, modify, or terminate any material contract relating to the PRENATE Business;

          (e) make any material changes in its methods or business operations related to the PRENATE Business; or

          (f) enter any discussions or negotiations, directly or indirectly, with any third parties for the sale of the PRENATE Business or the Acquired Assets (except for sales of Inventory in the ordinary course).

     Section 6.2 Consents. Between the date hereof and the Closing, Seller will use its reasonable commercial efforts (exclusive of the Patheon Inc. ("Patheon") Manufacturing and Supply Agreement (the "Patheon Agreement") and the Banner Pharmacaps Inc. ("Banner Agreement") (defined in Section 9.6) to obtain the consents of third parties (the "Consents") indicated in Schedule 4.4 as being required to permit the consummation of the transactions contemplated hereby. Nothing contained in this Agreement shall be construed as an attempt to assign any Contract which is in law non-assignable without the consent of the other party or parties thereto unless such consent shall have been obtained. If, with respect to any Contracts to be assigned to Purchaser hereunder, such consent is not obtained, Seller and Purchaser will cooperate in any reasonable mutually agreeable arrangement, such as subleases or management, license or operating agreements, designed to enable Purchaser to realize the benefits under such Contracts and to place Seller's obligations thereunder upon Purchaser from and after the Closing.

     Section 6.3 NDC Numbers. Seller shall not discontinue any NDC number related to the PRENATE Business for a period of nine months after the Closing Date.

                                        [***] - Confidential Treatment Requested

     Section 6.4 Purchaser Access. Prior to the Closing, (i) authorized representatives of Purchaser shall have reasonable access to the properties, books, records, and documents of Seller pertaining to the PRENATE Business, (ii) Seller will furnish to Purchaser all information with respect to the affairs of the PRENATE Business that Purchaser may reasonably request, and (iii) Purchaser shall have the right, with Seller's prior consent and participation, which consent shall not be unreasonably withheld, to contact Patheon and Banner.

     Section 6.5 Intentionally omitted

     Section 6.6 Recalls. From and after the Closing Date, all liabilities, obligations and responsibilities relating to the voluntary and involuntary recalls of PRENATE Product sold by Purchaser after the Closing Date shall be assumed by Purchaser, except to the extent that such recall is for a failure of the Inventory, the Sample Inventory or the PRENATE Product to meet the product specifications set forth in that certain agreement between Patheon and Seller dated October 1, 1999 and as set forth on the label of the respective PRENATE Product (the "Specifications"), where such failure is due solely to the actions or omissions of Seller (or its manufacturer) ("Defective Inventory"). Seller shall reimburse Purchaser for all liabilities, obligations and responsibilities relating to voluntary and involuntary recalls of the PRENATE Product which occur after the Closing Date to the extent that such PRENATE Product was sold by Seller prior to the Closing Date or to the extent such PRENATE Product constitutes Defective Inventory. NOTWITHSTANDING THE FOREGOING, SUCH REIMBURSEMENT SHALL NOT INCLUDE INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES.

     Section 6.7 Use of Seller Name.

          (a) Purchaser shall not use the corporate or divisional names of Seller (collectively, the "Seller Names") in any manner whatsoever in connection with the manufacture, use, sale, promotion, advertising or distribution of the PRENATE Products after the Closing Date, provided, however, Purchaser may use, distribute, and sell the Inventory and Sample Inventory purchased from Seller by Purchaser hereunder bearing the Seller Names for [***] months following the Closing Date or until such Inventory is depleted, whichever occurs first ("Final Inventory Sell Off Date").

          (b) Purchaser may use and distribute the promotional materials purchased by Purchaser from Seller and the PRENATE Product Internet site transferred pursuant to this Agreement bearing the Seller Names until the Final Inventory Sell Off Date. Purchaser agrees that after the Final Inventory Sell Off Date all promotional materials containing the Seller Names shall be destroyed at Purchaser's sole cost and expense.

     Section 6.8 Adverse Event Reporting. On and after the Closing Date, each party shall have a continuing obligation to notify the other party of any adverse experience, whether expected or not, reported to such party arising from or in connection with the use of the PRENATE Product. This notification shall occur within 72 hours for an unexpected fatal or life threatening serious adverse drug experience associated with the PRENATE Products. For post-marketing adverse drug experience reports, Seller shall report to Purchaser all serious adverse drug experience reports for the PRENATE Products within 72 hours after the time such report becomes known to any employee, agent or affiliate of Seller and all other adverse drug experience reports for the product on a rolling

10-day basis. Seller shall notify Purchaser within 48 hours of any information on any incident that causes any of the PRENATE Products or labeling to be mistaken for or applied to another article, any bacteriological contamination, any significant chemical, physical, or other change in a distributed drug product, or any failure of a distributed batch of a drug product to meet Specifications. All notifications pursuant to this paragraph shall be by fax or email at such numbers (or email addresses) agreed upon by the parties' respective safety divisions. Except as otherwise stated above, the terms "adverse drug experience," "life threatening," "serious adverse drug experience" and "unexpected" used in this paragraph shall have the meaning set forth in 21 CFR 314.80.

                                   ARTICLE VII
                             COVENANTS OF PURCHASER

     Section 7.1 Confidentiality of Information. From and after the date hereof until the Closing and in the event that the Closing shall not occur and this Agreement shall terminate, from and after such termination, neither Purchaser nor any officer, attorney, accountant or other representative of Purchaser will use, disclose or cause to be disclosed, to any corporation or other business organization or any other person for any reason or purpose whatsoever, any confidential information relating to the financial, business and other affairs of Seller, or any customer list or other trade secret of Seller, obtained by Purchaser in connection with the transactions contemplated by this Agreement. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books, records, documents and any other materials furnished to Purchaser by Seller or any of Seller's affiliates, agents, employees, or representatives (including all copies, if any, thereof) in connection herewith.

                                  ARTICLE VIII
                                MUTUAL COVENANTS

     Section 8.1 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Seller agrees to exercise its best efforts to satisfy the conditions set forth in Section 9.6 by not later than August 9, 2001.

     Section 8.2 Public Announcements. Seller and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or statements to the trade with respect to this Agreement and the transactions contemplated hereby and neither of them shall issue any such press release or make any such public or trade statement prior to such consultations, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     Section 8.3 Cooperation. Purchaser and Seller shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of thirty (30) days after the Closing to ensure the orderly transition of the PRENATE Business from Seller to Purchaser and to minimize the disruption to the respective businesses of Seller and Purchaser resulting from the transactions contemplated hereby. Neither party hereto shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business.

                                        [***] - Confidential Treatment Requested

     Section 8.4 St. Louis Packaging Agreement. At the Closing, the parties shall enter into a packaging services agreement in the form of Exhibit E attached hereto with respect to the provision of packaging services to Purchaser by Seller's St. Louis facility (the "St. Louis Packaging Agreement").

     Section 8.5 Records.

          (a) Purchaser agrees that it shall preserve and keep all books, records, returns, schedules and work papers and all material records or other documents transferred by Seller relating to the PRENATE Business for a period of six (6) years from the Closing Date or, if longer, the period required by applicable governmental statute or regulation. Until such expiration, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records. Purchaser shall not, subject to the retention period described above, destroy or cause to be destroyed any such books or records without first obtaining the written consent of Seller. In the event Seller desires any of such books and records to be retained for any longer period, such books and records shall, at the option of Purchaser, either be retained by Purchaser or shipped promptly to Seller at Seller's expense.

          (b) Seller and Purchaser will provide each other with cooperation and information as either of them may reasonably request of the other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes, in conducting any audit or other proceeding in respect of taxes, in connection with the enforcement of any indemnity right of Seller or Purchaser under any agreement relating to the PRENATE Business. Such cooperation and information shall include providing copies of all relevant tax returns, documents and records, or portions thereof, relating exclusively to the PRENATE Business. Each party hereto shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     Section 8.6 PRENATE GT. For purposes of this Section 8.6, this Section shall not include PRENATE GT if launched by Purchaser.

     Section 8.6(a) Returns. For the period from the Closing Date through [***] thereafter ("Reimbursement Period"), Seller shall reimburse Purchaser for all returns of finished goods Inventory that are returned to Purchaser. With respect to finished goods Inventory returned to Seller during the Reimbursement Period, Seller shall bear the cost of (and reimburse the customer for) the returned merchandise. Notwithstanding the foregoing, with regard to lot numbers RF10 and RF11, the Reimbursement Period shall be [***]. From and after the expiration of the Reimbursement Period, Purchaser shall be responsible for all returns of finished goods Inventory regardless of the date of sale, and Purchaser shall

                                        [***] - Confidential Treatment Requested

reimburse Seller for any finished goods Inventory returned to Seller with respect to which Seller has reimbursed the customer. Neither Seller nor Purchaser shall take any action to encourage or delay the return of any finished goods Inventory, and, in connection therewith, Purchaser agrees that it will continue to make the PRENATE ADVANCE line available during the Reimbursement Period. Notwithstanding the foregoing, Purchaser shall be solely liable for returns with respect to any finished goods Inventory bearing Purchaser's NDC number. Reimbursements due under this Section to either Purchaser or Seller shall be paid within 30 days after receipt of the applicable invoice.

     Section 8.6(b) Medicaid Rebates. The dates and time periods referenced in this Section 8.6(b) are based on the Closing Date being in the third calendar quarter of 2001. If the Closing Date is in a subsequent quarter, such dates shall be changed accordingly. "Medicaid Rebates" shall mean all liabilities and obligations arising from all rebates to state Medicaid and other state and governmental programs (collectively, the "Medicaid Groups") relating the PRENATE Products, excluding PRENATE Products having Purchaser's NDC number. Medicaid Rebates shall be deemed to have occurred in the calendar quarter in which the pharmacy or other applicable entity is reimbursed by Medicaid or other applicable entity. Seller shall continue to pay Medicaid Rebates directly to the entities entitled to such payments. Purchaser shall reimburse Seller for a portion of Medicaid Rebates occurring in the first quarter of 2002 (the "Rebate Credit Amount") as follows. The Rebate Credit Amount shall mean an amount equal to the product of (i) the Medicaid Rebates occurring in the [***], and (ii) a fraction, the numerator of which is the number of days that elapsed in the [***] after the Closing Date and the denominator of which is the number of days in the [***]. Purchaser shall reimburse Seller for any Medicaid Rebates arising after the [***] which were paid by Seller. Purchaser shall pay to Seller the Rebate Credit Amount and such other reimbursement as required hereunder within thirty
(30) days of receipt of an invoice and adequate supporting documentation from Seller regarding the same.

     Section 8.6(c) Other Rebates and Chargebacks. During the Reimbursement Period, Seller shall reimburse Purchaser for (i) all rebates ("Trade Rebates") to pharmacy benefit management companies, health plans, insurance companies, mail service pharmacies and other healthcare providers (collectively, "Trade Groups") and (ii) all credits, chargebacks, reimbursements, administrative fees and other payments to wholesalers and other distributors, group purchasing organizations, insurers and other institutions (collectively, "Chargebacks") relating to the PRENATE Products. Trade Rebates and Chargebacks shall be deemed to have occurred on the date that the pharmacy or other entity purchased the PRENATE Product giving rise to the Trade Rebate or Chargeback from the wholesaler. Notwithstanding the foregoing, Purchaser shall be solely liable for Trade Rebates and Chargebacks with respect to any PRENATE Products bearing Purchaser's NDC number. Trade Rebates and Chargebacks owed by Seller to Purchaser shall be payable within 30 days after receipt by Seller of a written invoice from Purchaser for same. In the event a Trade Rebate or Chargeback is submitted directly to Seller during the Reimbursement Period, Seller shall pay the Trade Rebate or Chargeback amount to the party entitled to such Trade Rebate or Chargeback. Purchaser shall be responsible for all Trade Rebates and Chargebacks related to the sale of the PRENATE Product that occur after the Reimbursement Period. Notwithstanding the foregoing with respect to rebates and discounts granted by either party directly to wholesalers and other direct customers, Seller shall be financially responsible for all such rebates and discounts granted on or before the Closing and Purchaser shall be responsible for all such rebates and discounts granted after the Closing. In the event that it cannot be ascertained which party granted the rebate or discount, Seller shall be financially responsible for any rebates and discounts granted in the Reimbursement Period. Seller shall not be responsible for any Chargebacks or Trade Rebates with regard to the Prenate Business to Trade Groups who are not customers of Seller.

     During the Reimbursement Period, Purchaser shall not enter into any rebate agreement, except in the ordinary course of business and consistent with Seller's past practices.

     Section 8.6(d) Notification. Upon Closing, (i) Purchaser and Seller shall jointly notify wholesalers that returns are to be sent to Purchaser and Chargebacks are to be paid by Purchaser, (ii) Seller and Purchaser shall jointly notify all Medicaid Groups of the change of ownership of the PRENATE Products, and (iii) Seller and Purchaser shall jointly notify wholesalers that orders are to be placed with Purchaser.

     Section 8.7 Adverse Experience Reports. Seller shall provide to Purchaser a true, correct and complete description the investigation and reporting of serious adverse experiences regarding the PRENATE Business since five years prior to the Closing Date. After the Closing Date, Seller shall promptly submit to Purchaser all adverse drug experience information or customer complaints brought to the attention of Seller in respect of such Prenate Products as well as any material events and matters concerning or affecting the safety or efficacy thereof. Further, prior to Closing, Seller shall provide Purchaser with information regarding expected and unexpected adverse events since five (5) years prior to Closing.

     Section 8.8 Further Actions, Consents and Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable commercial efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from the requisite governmental authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations (including Purchaser's obtaining an NDC number) or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under the HSR Act and any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings. The parties hereto shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

     Section 8.9 HSR Filing. Seller and Purchaser shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and any similar law that requires such notification and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice, or any other competent authority for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any such authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. At Closing, Seller shall reimburse Purchaser for 50% of the filing costs incurred by Purchaser with respect to the notifications required under the HSR Act.

     Section 8.10 Response to Medical Inquiries and Product Complaints. Until the Closing and for the three-month period thereafter, Seller shall continue to be responsible for responding to all adverse events, complaints and medical inquiries relating to the Products. Seller shall document all responses made by

                                        [***] - Confidential Treatment Requested

Seller hereunder and shall provide reports thereof on a thirty (30) calendar day basis to Purchaser. These inquiries may arise from many sources such as (but not limited to) direct telephone calls or written correspondence to either party. During the period prior to Closing, Purchaser shall promptly refer all such medical inquiries that it receives to Seller for response in accordance with Seller's internal procedures for reporting product complaints. In addition, until the Closing, Purchaser shall refer any complaints that it receives about the Products to Seller for response. After the three-month period following Closing, Purchaser shall assume all responsibility for responding to any medical inquiries or complaints about the Products, provided Purchaser shall use commercially reasonable efforts to assume responsibility for these responses as soon as possible after Closing.

     Section 8.11 Managed Care Agreements. To the extent that Seller is unable to assign any agreement of Seller for the payment of Medicaid Rebates, Trade Rebates or Chargebacks ("Managed Care Agreements") to Purchaser with respect to the PRENATE Products, Purchaser agrees to reimburse Seller for the amount of such Medicaid Rebates, Trade Rebates or Chargebacks under the Managed Care Agreements to the extent Purchaser is responsible for same under Section 8.6. Payments due Seller by Purchaser pursuant to the foregoing sentence shall be paid within 30 days after receipt by Purchaser of a written invoice from Seller for same. The foregoing shall be for the greater of the following: (a) one (1) year from the date of this Agreement; or (2) the expiration or earlier termination of the Managed Care Agreements.

     Section 8.12 Between the date of this Agreement and Closing, Purchaser and Seller shall use their best efforts to enable Purchaser, at its option, to launch, upon Closing, the initial lots of PRENATE GT (the "Launch Materials") under the name and NDC number of the Purchaser. Such effort shall be at Purchaser's sole expense and may include, but not be limited to, the following activities: (i) stickering of packaging of the Launch Materials with Purchaser's trade dress, logo and NDC number and (ii) packaging of bulk PRENATE GT in packaging printed with Purchaser's trade dress logo and NDC number.

     Section 8.13 No Solicitation of Employees. For a period of [***] years from and after the Closing Date, the parties covenant and agree that they will not, directly or indirectly, on their own behalf or in the service or on behalf of others, hire or attempt to hire any then current employee of the other party, or to cause any such employee to leave his or her employment. The foregoing shall not prohibit general solicitations by the party not specifically directed toward employees of the other party.

     Section 8.14 Conversion of WIP. Seller shall, after the Closing, convert all WIP in existence at the Closing Date to Useable Inventory and shall sell the Useable Inventory to Purchaser, and Purchaser shall purchase at the Unit Price set forth in Schedule 2.2.

                                   ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions to be consummated by it at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived by Purchaser in its sole discretion):

     Section 9.1 Correctness of Representations and Warranties; Compliance with Provisions. All of the representations and warranties of Seller contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing as though restated and made at such time; all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Closing Date shall have been duly complied with and performed; and Seller shall have delivered to purchaser a certificate signed by an officer of Seller, dated the Closing Date, to the foregoing effect.

     Section 9.2 Absence of Litigation. No litigation, proceeding or governmental investigation or inquiry shall be pending or threatened at the Closing Date in which it is sought or threatened to restrain, enjoin, restrict, limit or prohibit (or to obtain substantial damages as a result of) the consummation of the transactions contemplated by this Agreement.

     Section 9.3 Consents. Seller shall have received the Consents contemplated by Schedule 4.4, in form reasonably satisfactory to Purchaser or alternate arrangements reasonably satisfactory to Purchaser shall have been made and entered into as contemplated by Section 6.2.

     Section 9.4 HSR Act. All filings under the HSR Act shall have been made and any required waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

     Section 9.5 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Purchaser's Counsel, and Purchaser shall have been furnished with (a) copies of resolutions adopted by the Board of Directors of Seller, authorizing the execution and delivery by Seller of this Agreement and all other agreements or instruments executed and delivered by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Seller, (b) a certificate of the Secretary or an Assistant Secretary of Seller with respect to the incumbency of all officers of Seller executing instruments and other documents in connection with the transactions contemplated by this Agreement and (c) such other instruments and documents as such counsel shall have reasonably requested.

     Section 9.6 Manufacturing Agreements. A manufacturing agreement (the "Banner Agreement") with Banner shall have been executed by Seller and Banner having the financial terms as stated in the draft, attached hereto as Exhibit F and otherwise substantially similar to Exhibit F and which shall be assigned to Purchaser from Seller at Closing. The Patheon Agreement shall be assigned to Purchaser at Closing.

                                        [***] - Confidenital Treatment Requested

     Section 9.7 Closing Deliveries. Seller shall have delivered to Purchaser all items described in Section 3.2.

     Section 9.8 Material Adverse Effect. No circumstance shall have occurred that would have a material adverse effect on the PRENATE Business or the Acquired Assets since the date of this Agreement. For purposes of this Agreement, "Material Adverse Effect" means any material and adverse effect (excluding external market forces) in the aggregate, upon the assets, business, operations, properties or condition, financial or otherwise, of the PRENATE Business or the Acquired Assets. In any event, the dollar value of a Material Adverse Effect shall exceed $[***].


                                    ARTICLE X
                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions to be consummated by it at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived by Seller in its sole discretion):

     Section 10.1 Corrections of Representations and Warranties; Compliance with Provisions. All of the representations and warranties of Purchaser contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing as though restated and made at such time; all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date shall have been duly complied with and performed; and Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect.

     Section  10.2  Absence  of  Litigation.   No   litigation,   proceeding  or
governmental investigation or inquiry shall be pending or threatened at the Closing Date in which it is sought or threatened to restrain, enjoin, restrict, limit or prohibit (or to obtain substantial damages as a result of) the consummation of the transactions contemplated by this Agreement.

     Section 10.3 Consents. Seller shall have received the Consents contemplated by Schedule 4.4, in form reasonably satisfactory to Seller or alternate arrangements reasonably satisfactory to Seller shall have been made and entered into as contemplated by Section 6.2.

     Section 10.4 HSR Act. All filings under the HSR Act shall have been made and any required waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

     Section 10.5 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Seller's counsel, and Seller shall have been furnished with (a) copies of resolutions adopted by the Board of Directors of Purchaser, authorizing the execution and delivery by Purchaser of this Agreement and all other agreements or other instruments executed and delivered by Purchaser pursuant to this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Purchaser, (b) a certificate of the Secretary or an Assistant Secretary of Purchaser with respect to the incumbency of all officers of Purchaser executing instruments and other documents in connection with the transactions contemplated by this Agreement and
(c) such other instruments and documents as such counsel shall have reasonably requested.

                                   ARTICLE XI
                                   TERMINATION

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by either Seller or Purchaser if the closing shall not have occurred by December 31, 2001; provided, however, that the right to terminate this Agreement under this Paragraph (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

          (b) by either Seller or Purchaser in the event that any competent government authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by the mutual written consent of Seller and Purchaser.

     Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except
(a) as set forth in Sections 7.1 and 13.1 and (b) that nothing herein shall relieve either party from any liability or obligation for the willful breach of this Agreement.

                                   ARTICLE XII
                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

     Section 12.1 Survival of Representations and Warranties. All representations and warranties made by Seller or Purchaser in this Agreement shall survive the Closing for 18 months; provided, the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive indefinitely (subject to applicable statutes of limitation). It is understood that in the event notice of any claim for indemnification under Section 12.2 or Section 12.3 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

     Section 12.2 Indemnification by Purchaser. Purchaser hereby agrees that it shall indemnify, defend and hold harmless Seller, its affiliates, and, if applicable, their respective directors, officers, shareholders, partners,

                                        [***] - Confidential Treatment Requested

attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees, removal costs, remediation costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Purchaser contained in this Agreement or the other documents and instruments delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) any failure of Purchaser to perform or discharge the Assumed Liabilities, and (iii) the breach of any covenant or agreement of Purchaser contained in this Agreement or the other documents and instruments delivered pursuant to this Agreement and (iv) the conduct of the PRENATE Business post Closing.

     Section 12.3 Indemnification by Seller.

          (a) Seller hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Purchaser Indemnified Parties", collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Seller contained in this Agreement or the other documents and instruments delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) the assertion against Purchaser after the Closing of any claim based upon the nonpayment or nonperformance by Seller of any liability or obligation of Seller which was not included in the Assumed Liabilities or which constitute one of the Retained Liabilities, (iii) the breach of any covenant or agreement of Seller contained in this Agreement or the other documents and instruments delivered pursuant to this Agreement, and (iv) the conduct of the PRENATE Business prior to Closing.

          (b) Seller shall not be liable to Purchaser Indemnified Parties for any Losses with respect to the matters contained in this Section 12.3 except to the extent the losses therefrom exceed $[***] per claim.

     Section 12.4 Indemnification Procedures. With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section. In the event that any written claim or demand for which an indemnifying party, Seller or Purchaser as the case may be (an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"), provided, the failure of the Indemnified Party to notify the Indemnifying Party as provided herein shall not relieve the Indemnifying Party from its indemnification obligations with respect thereto except to the extent that the Indemnifying Party suffers actual loss or material prejudice as a result of such failure. The Indemnifying Party shall have fifteen

(15) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether-or-not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand as required by this Section 12, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts in the defense of all such claims.

     Section 12.5 Losses Net of Insurance. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Article shall be net of any amounts recovered by the Indemnified Party under insurance policies of the Indemnified Party.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     Section 13.1 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated and except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay the fees and expenses of its own counsel, accountants and other experts and all other expenses incurred by it in connection with the preparation for, entering into and consummation of the transactions contemplated by this Agreement and all other matters incident thereto. Purchaser shall be responsible for the payment of all income, sales, transfer, use and recording taxes imposed by state or federal taxing authorities with respect to the sale, conveyance, transfer, assignment and delivery of the Acquired Assets to Purchaser (other than taxes based on the net income of Seller).

     Section 13.2 Disclosure Supplements. From time to time prior to Closing, Seller shall have the right to supplement or amend the Schedules to this Agreement relating to the representations and warranties of Seller with respect to any matter and which, without such disclosure, make a representation as warranty contained herein untrue (a "New Disclosure"). If such New Disclosure constitutes or would constitute a Material Adverse Effect as defined in Section
9.8 (except that the dollar value set forth in that definition shall be $1,000,000 (one million dollars) for purposes of this Section 13.2 only) Purchaser may elect not to close and may elect to terminate this Agreement.

     Section 13.3 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an affiliate or to a successor of the assigning party's business by reason of merger, sale of all or substantially all of its assets or any other similar transaction, provided that such successor agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation.

     Section 13.4 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, if delivered personally or by facsimile transmission or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

                  (i)      if to Seller to:

                           Sanofi-Synthelabo Inc.
                           90 Park Avenue
                           New York, New York 10016
                           Attention:  Vice President, Finance and
                                       Chief Financial Officer
                           Facsimile:  212-551-4905

                           with a copy (which shall not constitute notice) to:

                           Sanofi-Synthelabo Inc.
                           90 Park Avenue
                           New York, New York 10016
                           Attention:  Senior Vice President and General Counsel
                           Facsimile:  212-551-4921


                  (ii)     if to Purchaser to:

                           First Horizon Pharmaceutical Corporation
                           660 Hembree Parkway
                           Suite 106

                           Roswell, Georgia 30076
                           Attention:  Bala Venkataraman
                           Facsimile:  (770) 442-9594

or to such other person or address as either party hereto shall have specified by notice in writing to the other party hereto.

     Section 13.5 Entire Agreement. Except with respect to the Confidentiality Agreement dated June 14, 2001 between Sanofi-Synthelabo Inc. and First Horizon Pharmaceutical Corporation (by which each of the parties acknowledges and agrees it is bound and which shall remain in full force and effect), this Agreement, together with the exhibits and schedules attached hereto (which are incorporated herein by this reference thereto), sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and understandings relating to the subject matter hereof. No representation, promise or statement of intention has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, exhibits or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged representation, promise or statement of intention not set forth herein or therein.

     Section 13.6 Amendment; Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified, superseded or cancelled, and any of the terms, representations, warranties, covenants or conditions hereto may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party hereto waiving compliance.

     Section 13.7 Parties in Interest. All of the terms, representations, warranties, covenants and conditions contained in this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     Section 13.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts or choice of law (or any other provision of law that would make the laws of any jurisdiction other than the State of New York applicable hereto).

     Section 13.9 Captions. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 13.10 Severability. The invalidity or unenforceability of any provision hereof shall affect the validity or enforceability of any other provision contained herein.

     Section 13.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile copy, each of which shall be deemed to be an original instrument and all of which taken together shall constitute a single agreement.

     Section 13.12 Effective Date. This Agreement shall become effective on the date first written above.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

First Horizon Pharmaceutical              Sanofi-Synthelabo Inc.
 Corporation


By:  /s/ Mahendra G. Shah, Ph.D.          By:  /s/ John M. Spinnato
     -------------------------------           ---------------------------------
     Title:  Chairman & CEO                    Title: Sr. V.P. & General Counsel


                                          By:  /s/ Gregory Irace
                                               ---------------------------------
                                               Title: V.P. & CFO

1412479

                      List of Schedules and Agreements


Schedule 1.1(e)              Trademarks/Service Marks
Schedule 1.1(e)-1            Assigned Contracts-Prenate Business Agreements
Schedule 1.1(e)-2            Assigned Contracts-Multiproduct Contracts
Schedule 1.3(a.)             Assumed Contracts
Schedule 2.2                 Inventory Purchase Price
Schedule 4.4                 Consents
Schedule 4.5                 Litigation
Schedule 4.7                 Intellectual Property
Schedule 4.9                 Financial Statements
Schedule 4.10                Compliance with Laws
Schedule 4.11                Licenses and Permits
Schedule 4.13                Contracts and Leases
Schedule 4.15                Absence of Material Change
Schedule 4.16                Principal Place of Business
Schedule 4.17                Discounts and Rebates
Exhibit A                    Bill of Sale
Exhibit B                    Assignment and Assumption Agreement
Exhibit C                    Non Competition Agreement
Exhibit D                    Memorandum of Understanding Regarding
                             Transition Services
Exhibit E                    Packaging Services Agreement
Exhibit F                    Manufacturing Agreement


The Company has omitted the above attachments pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish to the Commission supplementally a copy of any of such omitted attachments.




1413488